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Coastal Bancorp, Inc.                                                 EXHIBIT 12
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

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                                                 Three months ended March 31,                   Years ended December 31,
                                                 ----------------------------  -----------------------------------------------------
                                                     2002          2001           2001        2000      1999      1998       1997
                                                 ------------   -------------  ----------  --------- ---------  ---------  ---------
Income before provision for Federal income taxes,
   minority interest and cumulative effect
   of accounting change                                 6,078       8,545          35,361    32,407     19,273     22,799     21,973

Cumulative effect of accounting change                      -        (160)           (180)        -          -          -          -
                                                  -----------   -------------  ----------  --------  ---------  ---------  ---------

Income before provision for Federal income taxes
   and minority interest                                6,078       8,385          35,201    32,407     19,273     22,799     21,973

Fixed charges:
   Interest expense on deposits                        11,041      19,921          69,828    73,216     64,701     66,128     62,912
   Other interest expense                               5,646      17,939          54,187    79,689     60,956     77,276     81,511
   One third of net rental expense                        275         262           1,095     1,035        991        889        763
   Preferred stock dividends                            1,274       1,274           5,096     5,096      4,172      2,588      2,588
                                                  -----------   -------------  ----------  --------  ---------  ---------  ---------

     Fixed charges and preferred stock dividends
        including interest on deposits                 18,236      39,396         130,206   159,036    130,820    146,881    147,774

     Total earnings including interest on deposits     23,040      46,507         160,311   186,347    145,921    167,092    167,159

     Total earnings excluding interest on deposits     11,999      26,586          90,483   113,131     81,220    100,964    104,247

     Fixed charges and preferred stock dividends
        excluding interest on deposits                  7,195      19,475          60,378    85,820     66,119     80,753     84,862

     Ratios of earnings to combined fixed charges
        and preferred stock dividends:
          Including interest on deposits                 1.26        1.18            1.23      1.17       1.11       1.14       1.13
          Excluding interest on deposits                 1.67        1.36            1.50      1.32       1.23       1.25       1.23
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